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                                                                     EXHIBIT 4.1



                          CERTIFICATE OF DESIGNATIONS

                                       OF

                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

               OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

                                       OF

                      RODMAN & RENSHAW CAPITAL GROUP, INC.

                             A DELAWARE CORPORATION


Charles W. Daggs, III and James D. Van De Graaff certify that:


        A. They are the duly elected and acting President and Corporate Secretary, respectively, of Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the "Corporation").

        B. Pursuant to the authority given by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

         WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of shares known as Preferred Stock, consisting of five million (5,000,000) shares issuable from time to time in one or more series; and

         WHEREAS, the Board of Directors of the Corporation is authorized to fix by resolution or resolutions the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series thereof; and

         WHEREAS, the Corporation has no issued or outstanding shares of Preferred Stock; and

         WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate one hundred fifty (150) shares of the Preferred Stock as "Series A Non-Voting Convertible Preferred Stock" and to fix the rights, preferences, privileges and restrictions relating to such series of Preferred Stock;

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         NOW, WHEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes the designation and the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series A Non-Voting Convertible Preferred Stock:

         1. Designation. This series of Preferred Stock shall be designated "Series A Non-Voting Convertible Preferred Stock" (the "Series A Preferred Stock").

         2. Number of Shares and Par Value. The number of shares constituting the Series A Preferred Stock shall be one hundred fifty
         (150). Each share of the Series A Preferred Stock shall have a par value of one cent ($.01).

         3. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 3 shall have, for all purposes of this resolution, the meanings herein specified.

                 Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                 Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 6(c) below.

                 Conversion Price. The term "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Series A Preferred Stock, which price shall initially be $7.25 per share, subject to adjustment in accordance with the provisions of paragraph 6 below.

                 Current Market Price. The term "Current Market Price" shall have the meaning set forth in subparagraph 6(f) below.

                 Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph 4(a) below.

                 Dividend Period. The term "Dividend Period" shall have the meaning set forth in subparagraph 4(a) below.

                 Issue Date. The term "Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.



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                 Junior Stock.  The term "Junior Stock" shall mean, for
         purposes of paragraphs 4 and 8 below, the Common Stock and any other class or series of stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of paragraphs 4 and 8 below, any class or series of stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                 Parity Stock. The term "Parity Stock" shall mean, for purposes of paragraphs 4 and 8 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series A Preferred Stock and, for purposes of paragraphs 4 and 8 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

                 Senior Stock. The term "Senior Stock" shall mean, for purposes of paragraphs 4 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive dividends, and, for purposes of paragraphs 4 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

                 Subscription Price. The term "Subscription Price" shall mean $100,000 per share.

                 Subsidiary. The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.
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         4.      Dividends.

                 (a) Subject to the prior preferences and other rights of any Senior Stock and restrictions imposed by the terms of any indebtedness of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for the purpose, cash dividends at a per annum rate applied to the Subscription Price as determined daily during each Dividend Period equal to the then most recent "Prime Rate," as published in The Wall Street Journal (or any successor publication) as the base rate on corporate U.S. Dollar loans posted by at least 75% of the nation's 30 largest banks (or any publicly published comparable rate as determined by the Board of Directors) plus two percent per annum; such rate to change as and when such "Prime Rate" changes and such rate to be determined on the basis of a 365 day year and the actual days elapsed during a Dividend Period. Such dividends shall be cumulative from October 1, 1994 and shall be payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on December 31, 1994. The period from October 1, 1994 through December 31, 1994 and each quarterly period between consecutive Dividend Payment Dates thereafter shall hereinafter be referred to as a "Dividend Period." Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" means, with respect to the dividend payment on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 30, June 29, September 29 and December 30, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors. No dividends shall be payable in respect of any period less than a full Dividend Period.

                 (b) In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and of any Parity Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Series A Preferred Stock shall cumulate as provided in subparagraph 4(c) below.
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                 (c)      If, on any Dividend Payment Date, the holders of the
         Series A Preferred Stock shall not have received the full dividends provided for in the other provisions of this paragraph 4, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 365 day year.

                 (d) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series A Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

         5. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid the Subscription Price of all outstanding shares of Series A Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors. If such payment shall have been made in full to the holders of the Series A Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series A Preferred
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         Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this paragraph 5.

         6. Conversion Rights. The Series A Preferred Stock shall be convertible into Common Stock as follows:

                 (a) Automatic Conversion. Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon the approval of such conversion by the stockholders of the Corporation pursuant to the New York Stock Exchange shareholder approval requirements. The Series A Preferred Stock shall not otherwise be convertible.

                 (b) Conversion Price. Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the sum of (A) the Subscription Price plus
         (B) any dividends on such share of Series A Preferred Stock which such holder is entitled to receive, but has not yet received, by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series A Preferred Stock shall be $7.25. The Conversion Price shall be subject to adjustment as set forth in subparagraph 6(e). No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

                 (c) Mechanics of Conversion. Upon the occurrence of the event specified in subparagraph 6(a), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date of the occurrence of the event specified in subparagraph 6(a) and such date is referred to herein as the "Conversion Date." Subject to the provisions of subparagraph 6(e), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation or any transfer agent of the Corporation) the Corporation shall issue and deliver
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         to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 6(d). Subject to the provisions of subparagraph 6(e), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

                 (d) Fractional Shares. No fractional shares of Common Stock or script shall be issued upon conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.

                 (e) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

                          (i)         Stock Dividends, Subdivisions,
         Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or
         (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                          (ii) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock, or (ii) of evidence of indebtedness of the Corporation or any Subsidiary, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 6(e)(i) above), or (iv) of rights or warrants, in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as
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         determined by the Board of Directors, whose determination shall be conclusive of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

                          (iii) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

                          (iv) Rounding of Calculations; Minimum Adjustment. All calculations under this subparagraph (e) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 6 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

                          (v) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph (e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such
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         conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (d) of this paragraph 6; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                 (f) Current Market Price. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 30 consecutive trading days ending no more than 15 business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or, if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

                 (g) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 6(e), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation's records.
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                 (h)      Treasury Stock.  For the purposes of this paragraph
         6, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

                 (i) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

                 (j) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

                 (k) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, contemporaneously with the conversion, cause to be listed and thereafter to keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                 (l) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).
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         7.      Voting Rights.

                 (a) The holders of the issued and outstanding shares of Series A Preferred Stock have no voting rights except as set forth herein and as required by law.

                 (b)      Without the consent of the holders of at least

                          (i) a majority of the shares of Series A Preferred Stock then outstanding, given in writing or by vote at a meeting of holders of Series A Preferred Stock called for such purpose, the Corporation will not (A) increase the authorized amount of Series A Preferred Stock or (B) create any other class of Parity Stock or Senior Stock or increase the authorized amount of any such other class; and

                          (ii) a majority of the shares of Series A Preferred Stock then outstanding, given in writing or by vote at a meeting of holders of Series A Preferred Stock called for such purpose, the Corporation will not (A) other than as set forth in (i) above, amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate so as to adversely affect the rights, preferences or privileges of the Series A Preferred Stock or
         (B) merge or consolidate with or into any other person, or sell substantially all of its assets or business to any other person, except that the Corporation may merge with any person if the corporation is the entity surviving such merger and such merger does not adversely affect the rights, preferences and privileges of the Series A Preferred Stock.

         8. Covenants. In addition to any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock, will not:

                 (a) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws or to these resolutions if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series A Preferred Stock, or increase or decrease the number of shares of Series A Preferred Stock authorized hereby;

                 (b) authorize or issue shares of any class or series of stock not expressly authorized herein having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Series A Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into
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         or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

                 (c) reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock; or

                 (d) pay or declare any dividend on any Junior Stock (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares and dividends not in excess of dividends paid to the Series A Preferred Stock) while the Series A Preferred Stock remains outstanding, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Junior Stock, except from employees of the Corporation upon termination of employment or otherwise pursuant to the terms of stock purchase or option agreements providing for the repurchase of, or right of first refusal with respect to, such Junior Stock entered into with such employees.

         9. Exclusion of Other Rights. Except as may otherwise be required by law, the Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights. The Series A Preferred Stock shall not be subject to redemption or the operation of a retirement or sinking fund.

         10. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         11. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         12. Status of Reacquired Shares. Shares of Series A Preferred Stock which have been issued and converted or reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     C. The authorized number of shares of Series A Preferred Stock of the Corporation is 5,000,000 and the number of shares constituting the Series A Non-Voting Convertible Preferred Stock, consisting of the shares authorized hereby, is 150.

        IN WITNESS WHEREOF, the undersigned have executed this certificate as of June 24, 1994, on behalf of the Corporation, and certify under penalty of perjury that this is the act and deed of the Corporation, and that the facts stated herein are true.


                                        /s/Charles W. Daggs, III
                                        --------------------------------
                                        Charles W. Daggs, III, President



                                        /s/James D. Van De Graaff
                                        ---------------------------------
                                        James D. Van De Graaff, Secretary